EZCORP REACHES SETTLEMENT WITH CONSUMER FINANCIAL PROTECTION BUREAU

AUSTIN, Texas (December 16, 2015) – EZCORP, Inc. (NASDAQ: EZPW) today confirmed that it had reached a settlement with the U.S. Consumer Financial Protection Bureau (CFPB) to resolve issues related to past payday and installment lending practices that had been the subject of a CFPB investigation for the past two years.  EZCORP self-reported many of the issues and discontinued many of the questioned practices years ago.
In a strategic move to focus on its core pawn brokering operations in the U.S. and Mexico and its Grupo Finmart business in Mexico, EZCORP closed all payday, installment and auto title lending operations in the U.S. in July 2015.
Without admitting or denying any of the facts or conclusions of law in the consent order, in the interest of settling the legacy issues, the company agreed to pay a total of $10.5 million, including $3 million in civil money penalties and $7.5 million in customer redress and restitution.  This $10.5 million charge will be included in the company’s financial statements for the year ended September 30, 2015.
In addition, EZCORP agreed to forgive all outstanding payday and installment debt, which had already been written off for financial purposes, either as bad debt or as part of discontinuing the U.S. financial services business.
EZCORP Chief Executive Officer Stuart Grimshaw said: “Given our decision in July 2015 to exit all payday, installment and auto title lending activities in the United States, we believe it is in the interests of all stakeholders to bring this issue to an amicable close.
EZCORP previously disclosed that the CFPB was reviewing its payday and installment loan operations, and has fully cooperated with the CFPB’s investigation.
About EZCORP
EZCORP is a leading provider of pawn loans in the United States and Mexico and consumer loans in Mexico.  At our pawn stores, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.
Forward-Looking Statements
This announcement contains certain forward-looking statements about the company’s future business performance and profitability.  These statements are based on the company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities or results that the company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors. For a discussion of a variety of risk factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact:

EZCORP Investor Relations
(512) 314-2220
Investor_Relations@ezcorp.com